Issuer Free Writing Prospectus Filed by Mitsubishi UFJ Financial Group, Inc.
Pursuant to Rule 433 Reg-Statement No. 333-209455 July 18, 2017

5-Year Floating Rate Notes Due 2022

5-Year Fixed Rate Notes Due 2022

10-Year Fixed Rate Notes Due 2027

5-Year Floating Rate Notes Due 2022

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S. $1,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	Per annum rate equal to U.S. Dollar 3-month LIBOR + 79 basis points

Trade Date:	July 18, 2017

Settlement Date:	July 25, 2017

Maturity:	July 25, 2022

Interest Payment Dates:	Quarterly in arrears on January 25, April 25, July 25 and October 25 of each year.

First Interest Payment Date:	October 25, 2017

Pricing Benchmark:	U.S. Dollar 3-month LIBOR

Spread to Benchmark:	79 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from July 25, 2017

Underwriting Discount:	0.35%

Net Proceeds before Expenses:	U.S. $996,500,000

Day Count:	Actual/360

Business Days:	New York, Tokyo and London Banking Day

Business Day Convention:	Modified Following Business Day Convention (Following Business Day Convention for the maturity date and any other date fixed for redemption)

Denominations:	U.S. $2,000 x U.S. $1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Citigroup Global Markets Inc.

Senior Co-Managers:	HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNP Paribas

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

ING Financial Markets, LLC

Natixis Securities Americas LLC

Nomura Securities International, Inc.

RBC Capital Markets, LLC

Société Générale

Security Codes:	CUSIP: 606822 AQ7 ISIN: US606822AQ75 Common Code: 165188080

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus (as defined below).

5-Year Fixed Rate Notes Due 2022

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S. $2,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	2.665% per annum

Trade Date:	July 18, 2017

Settlement Date:	July 25, 2017

Maturity:	July 25, 2022

Interest Payment Dates:	Semi-annually in arrears on January 25 and July 25 of each year

First Interest Payment Date:	January 25, 2018

Pricing Benchmark:	1.750% due 6/2022

Benchmark Spot (Price/Yield):	99-22 1⁄4 / 1.815%

Spread to Benchmark:	85 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from July 25, 2017

Yield to Maturity:	2.665%

Underwriting Discount:	0.35%

Net Proceeds before Expenses:	U.S. $1,993,000,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S. $2,000 x U.S. $1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Citigroup Global Markets Inc.

Senior Co-Managers:	HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:	BNP Paribas

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

ING Financial Markets, LLC

Natixis Securities Americas LLC

Nomura Securities International, Inc.

RBC Capital Markets, LLC

Société Générale

Security Codes:	CUSIP: 606822 AP9 ISIN: US606822AP92 Common Code: 165188101

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus (as defined below).

10-Year Fixed Rate Notes Due 2027

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S. $1,000,000,000

Issuer Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Currency:	U.S.$

Interest:	3.287% per annum

Trade Date:	July 18, 2017

Settlement Date:	July 25, 2017

Maturity:	July 25, 2027

Interest Payment Dates:	Semi-annually in arrears on January 25 and July 25 of each year

First Interest Payment Date:	January 25, 2018

Pricing Benchmark:	2.375% due 5/2027

Benchmark Spot (Price/Yield):	101-01 / 2.257%

Spread to Benchmark:	103 basis points

Issue Price:	100% of principal amount plus accrued interest, if any, from July 25, 2017

Yield to Maturity:	3.287%

Underwriting Discount:	0.45%

Net Proceeds before Expenses:	U.S. $995,500,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Denominations:	U.S. $2,000 x U.S. $1,000

Listing:	Luxembourg Stock Exchange’s Euro MTF Market

Governing Law:	New York law

Billing & Delivering:	MUFG Securities Americas Inc.

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC MUFG Securities Americas Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Co-Managers:

BNP Paribas

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

ING Financial Markets, LLC

Natixis Securities Americas LLC

Nomura Securities International, Inc.

RBC Capital Markets, LLC

Société Générale

Security Codes:	CUSIP: 606822 AR5 ISIN: US606822AR58 Common Code: 165071344

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus (as defined below).

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus dated February 10, 2016 (the “Base Prospectus”)) and a preliminary prospectus supplement dated July 18, 2017 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Preliminary Prospectus for this offering, and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the transaction will arrange to send you the Preliminary Prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.